Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS AND PROVIDES 2023 OUTLOOK

Reports Fourth Quarter 2022 Loss Lower than Prior Guidance

Expects Double-Digit Operating Margins in Back Half of 2023

Expects a Return to Profitability for Full Year 2023

Secaucus, New Jersey – March 16, 2023 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the fourth quarter and fiscal year ended January 28, 2023.

Jane Elfers, President and Chief Executive Officer commented, “As we previously announced, our 2022 operating results were negatively impacted by unprecedented input costs – the spike in cotton prices, airfreight, and container costs. While we still need to work through this higher cost inventory during the front half of 2023, input cost reductions in the back half of 2023, combined with our strong focus on expense and inventory management and our strategic growth initiatives, are planned to drive double-digit operating margins in the back half of 2023.”

Ms. Elfers continued, “Over the last several years, we have executed a strategic transformation focused on four key pillars – superior product, digital transformation, wholesale and international expansion, and fleet optimization. This initiative reflected the highly competitive environment, rapidly changing consumer shopping preferences, and falling birthrates. To successfully compete, we needed to capture market share while positioning ourselves to meet the needs of our increasingly digitally-savvy, core millennial customers, and the Gen Z customers right behind them. Some of the strategic decisions we made during our transformation led to short-term volatility in our results, but all of them have positioned us for sustained long-term growth on both the top and bottom lines.”

Ms. Elfers continued, “With our strategic transformation to a digital first retailer now complete, we thought it would be helpful to review how our strategy has positioned the Company for future sustained growth. Prior to the onset of the pandemic, we accelerated our digital transformation with a $50 million investment to upgrade our platform, systems, and omni-channel capabilities. This investment enabled us to keep pace with our core millennial customer, a younger consumer who was rapidly evolving into a digital-first consumer. We know our customer well, and we recognized long before the pandemic  that our millennial Mom’s shopping preferences were rapidly shifting to digital. Now, as we are about to enter our fourth year since the pandemic hit, her preference for on-line shopping has continued to increase. Without that $50 million investment, we would not have been able to service our customers when all of our stores were shut down for several months at the start of the pandemic and we would not have the significant competitive advantage of our industry-leading digital penetration that we have today. To take full advantage of our customer’s strong preference for on-line shopping, we focused on rapidly shifting our primary acquisition channel to digital from stores – and we have achieved our desired results in a remarkably short period of time, with digital now our primary acquisition channel.”

Ms. Elfers continued, “We then made the strategic decision to aggressively promote our product in order to capture market share in what was then a significantly over-stored kids retail space. At that time, we said we were willing to take short-term pain in order to achieve long-term gain. One year later, we saw the benefits from this strategy, as we captured pricing power for our core TCP brand when there were approximately 2,000 fewer mall-based kids stores. Concurrently, our design team began rejuvenating the iconic Gymboree brand, an acquisition that has strategically positioned us to be a more powerful competitor in what has been, for us, an under-penetrated toddler demographic.”

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Elfers added, “In 2020, following the onset of the pandemic, we recognized the opportunity to further accelerate our transformation:

•	We launched three new brands since the start of the pandemic – each one targeting an untapped or underdeveloped market share opportunity and a higher income demographic than our core TCP customer. Our brand expansion strategy is a key element of our market share growth strategy as these new brands give us the opportunity to significantly expand our customers’ lifetime value. Since the launch of our new brands, our analysis shows that our cross-brand shoppers spend two and a half times more than our single brand shopper.
•	At the start of the pandemic, we looked ahead to what we believed was going to be a significantly larger and higher margin digital business post-pandemic, and we further invested in our industry-leading digital channel with a focus on expanding our digital fulfillment capabilities. We partnered more closely with Amazon, invested in that business and achieved significant growth with this key wholesale partner and are now positioned for sustained growth with Amazon in 2023 and beyond.
•	Based on our core customer’s rapidly evolving preference for on-line shopping, we accelerated our fleet optimization initiative by closing almost one third of our stores within 20 months, without additional cost to us, given the lease flexibility we had built into our model. Our store closing initiative enabled the structural change to our digital-first business model and significantly lowered occupancy expense on our remaining fleet. By the end of 2023, our fleet optimization strategy will be substantially complete, positioning us in the optimum brick and mortar locations to service our millennial and Gen Z consumer’s omni-channel shopping preferences.
•	And lastly, to support our strategic reset, we invested in and transformed our marketing function positioning us to optimize every touch point along our younger, digitally-savvy, core customer’s purchase journey. Our data-driven marketing strategy is designed to support top-line growth by increasing new customer acquisition, increasing customer retention and loyalty, and, importantly, significantly increasing customer lifetime value by supporting a synergistic shopping experience across our expanded family of brands. We made strategic investments across every area of the marketing organization. We invested in our internal and external teams, our research and processes, and new, state-of-the-art, marketing tools and systems. As we have discussed several times, we have historically underfunded marketing. Our marketing strategies produced strong returns in the back half of 2022, particularly in the areas of brand awareness and acquisition, and we believe we can unlock significant top line growth opportunity through increased and targeted marketing investments in 2023 and beyond, more closely aligning our spend with industry norms.”

Ms. Elfers concluded, “We are a very different company today than we were in 2019. We have architected and executed a sweeping structural reset of our company in the midst of one of the most turbulent times in retail history. I am so proud of our team for accomplishing this task. I believe a large part of the reason we were able to deliver these accomplishments successfully -- and with conviction -- is our unique profile. We are a woman led company. Our senior team is over 50 percent women and approximately 90% of our associates and our customers are women. And further, the majority of our associates are from the millennial and gen z generations. We are our customer. We learn from each other every day and we push each other to stay relevant through our laser focus on our digital first model and our accelerated store optimization plan. We have product that resonates with our digitally-savvy millennial mom, marketing that converts, and we now have an infrastructure that is optimized for the way they shop today and will shop tomorrow. I am grateful to lead such a dynamic team and I want to thank all of them for their hard work along this exciting journey.”

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“Looking ahead, our growth will be underpinned by our four strategic pillars: superior product, digital dominance, wholesale and international expansion and an optimized fleet. Top line growth will be fueled by our strong stable of brands; a business model focused on digital, which is our highest operating margin and most important channel for our young digitally-savvy, core millennial customer and the Gen Z customer right behind her; our strong wholesale business, and our successful marketing and branding efforts. Bottom line growth will be fueled by the return of normalized supply chain and cotton costs, which we previously reported are expected to positively impact us by over $100 million on an annualized basis starting in the back half of 2023, the benefits of our significant AUR increases since the start of the pandemic, and the tailwinds from the strong financial and operational discipline initiatives that our new CFO, Sheamus Toal, is leading. With our transformation phase now behind us, our team is resolutely focused on execution, and we believe we are on track to return to double digit operating margins in the back half of 2023, and are well positioned to deliver long term, consistent growth for our shareholders.”

Fourth Quarter 2022 Results

Net sales decreased $51.7 million, or 10.2%, to $456.1 million in the three months ended January 28, 2023, from $507.8 million in the three months ended January 29, 2022. The decrease in net sales was primarily due to the impact of permanent store closures, a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer and lapping the impact of the enhanced child tax credits and a record holiday season in 2021.  Comparable retail sales decreased 12.8% for the quarter.

Gross profit decreased by $114.1 million to $79.7 million in the three months ended January 28, 2023, compared to $193.8 million in the three months ended January 29, 2022. Adjusted gross profit decreased $114.2 million to $79.7 million in the three months ended January 28, 2023, compared to $193.9 million in the comparable period last year, and deleveraged 2,070 basis points to 17.5% of net sales, compared to 38.2% of net sales last year, primarily as a result of higher cotton and inbound supply chain costs, lower merchandise margins due to a highly promotional environment, higher distribution costs, increased shipping costs, due to rate increases and a higher level of split customer shipments, and decisions regarding the level and composition of inventory and an increase in inventory donations and shrinkage.

Selling, general, and administrative expenses were $130.5 million in the three months ended January 28, 2023, compared to $121.2 million in the three months ended January 29, 2022. Adjusted SG&A was $128.5 million in the three months ended January 28, 2023, compared to $119.0 million in the comparable period last year, and deleveraged 480 basis points to 28.2% of net sales, primarily as a result of inflationary pressures, higher planned marketing spend, increases in sales tax reserves and the deleverage of fixed costs on the lower sales, partially offset by lower incentive compensation.

Operating loss was $64.8 million in the three months ended January 28, 2023, compared to operating income of $58.1 million in the three months ended January 29, 2022. Adjusted operating loss was $61.0 million in the three months ended January 28, 2023, compared to adjusted operating income of $61.2 million in the comparable period last year, and deleveraged 2,550 basis points to (13.4)% of net sales.

Net interest expense was $5.2 million in the three months ended January 28, 2023, compared to $5.6 million in the three months ended January 29, 2022.  The decrease in interest expense was largely driven by the elimination of fees associated with the refinancing of the revolving credit facility and term loan in the prior year’s fourth quarter, partially offset by increases in the floating interest rate on the Company’s revolving credit facility in 2022 and increases in average borrowings.

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Net loss was $50.5 million, or ($4.10) per share, in the three months ended January 28, 2023, compared to net income of $39.0 million, or $2.68 per diluted share, in the three months ended January 29, 2022. Adjusted net loss was $47.7 million, or ($3.87) per share, compared to adjusted net income of $44.0 million, or $3.02 per diluted share, in the comparable period last year.

Fiscal 2022 Results

Net sales decreased $206.9 million, or 10.8%, to $1.708 billion in the twelve months ended January 28, 2023, compared to $1.915 billion in the twelve months ended January 29, 2022. The decrease in net sales compared to 2021 was primarily due to lapping the COVID-19 stimulus relief program and enhanced child tax credits last year, the impact of a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer, an increase in promotional activity across the sector and the impact of permanent store closures. Comparable retail sales decreased 11.7% for the twelve months ended January 28, 2023.

Gross profit decreased $280.5 million to $514.2 million in the twelve months ended January 28, 2023, compared to $794.7 million in the twelve months ended January 29, 2022. Adjusted gross profit decreased $282.7 million to $513.5 million in the twelve months ended January 28, 2023, compared to $796.2 million in the comparable period last year, and deleveraged 1,150 basis points to 30.1% of net sales, primarily the result of higher cotton and inbound supply chain costs, lower merchandise margins due to a highly promotional environment, higher distribution expenses, increased shipping costs due to rate increases and higher levels of split customer shipments and the deleverage of fixed expenses resulting from the decline in net sales.

Selling, general, and administrative expenses were $461.0 million in the twelve months ended January 28, 2023, compared to $459.2 million in the twelve months ended January 29, 2022. Adjusted SG&A was $455.8 million in the twelve months ended January 28, 2023, compared to $452.1 million in the comparable period last year and deleveraged 310 basis points to 26.7% of net sales, compared to 23.6% of net sales last year, primarily as a result of the deleverage of fixed expenses resulting from the decline in net sales as well as inflationary pressures and higher planned marketing spend, partially offset by lower incentive compensation.

Operating loss was $1.5 million in the twelve months ended January 28, 2023, compared to operating income of $275.6 million in the twelve months ended January 29, 2022. Adjusted operating income was $7.1 million in the twelve months ended January 28, 2023, compared to $288.6 million in the comparable period last year, and deleveraged 1,470 basis points to 0.4% of net sales, compared to 15.1% of net sales last year.

Net interest expense was $13.2 million in the twelve months ended January 28, 2023, compared to $18.6 million in the twelve months ended January 29, 2022.  The decrease in interest expense was driven by the combination of the elimination of fees and lower average interest rates associated with the refinancing of the revolving credit facility and term loan in the prior year, partially offset by increases in the floating interest rate on the Company’s revolving credit facility in 2022 and higher average borrowings.

Net loss was $1.1 million, or ($0.09) per share, in the twelve months ended January 28, 2023, compared to net income of $187.2 million, or $12.59 per diluted share, in the twelve months ended January 29, 2022.  Adjusted net loss was $1.1 million, or ($0.08) per share, compared to adjusted net income of $199.2 million, or $13.40 per diluted share, in the comparable period last year.

Store Update

The Company closed 59 stores in the twelve months ended January 28, 2023, bringing our total closures to 315 closures since the onset of the COVID-19 pandemic versus our previously announced target of 300 store closures. The Company is now planning to close approximately 100 more stores, with a bulk of these closures happening in 2023.

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The Company ended the quarter with 613 stores and square footage of 2.9 million, a decrease of 8.3% compared to the prior year. The Company permanently closed 59 stores in fiscal 2022, and since the Company’s fleet optimization initiative was announced in 2013, it has permanently closed 586 stores.

Balance Sheet and Cash Flow

As of January 28, 2023, the Company had $16.7 million of cash and cash equivalents and $287.0 million outstanding on its revolving credit facility. Additionally, the Company generated $9 million and used $8 million in operating cash flows in the three months and twelve months ended January 28, 2023, respectively.

Inventories were $447.8 million as of January 28, 2023, compared to $428.8 million as of the same period last year.

Capital Return Program

During the fourth quarter the Company repurchased 371.5 thousand shares for approximately $14.0 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management.

Outlook

As the Company has previously indicated and as has had been widely reported across the retail apparel sector, the first six months of 2023 are expected to be impacted by several temporary macro headwinds, primarily resulting from higher input costs, most notably cotton.  These high input costs, which are embedded in inventory that will be liquidated in the first half of 2023, will negatively impact margin rates during the first six months of 2023. However, importantly these input costs have already decreased, and are expected to decrease further, and goods purchased for the back half of 2023 are at more favorable costs, which are expected to result in significant margin expansion in the back half of 2023.

For the first quarter of 2023, the Company’s outlook reflects:

•	Headwinds from the macroeconomic environment
•	Continuation of record inflation
•	Unfavorable weather across the country in March
•	Lower tax refunds versus the prior year
•	Temporary buildup of high input costs in inventory

For the first quarter of 2023, the Company expects:

•	Net sales in the range of $335 million to $345 million, representing a decrease in the mid-single digit percentage range as compared to the prior year first quarter
•	Adjusted operating loss in the range of (6.5%) to (8.0%) of net sales
•	Adjusted net loss per share in the range of ($1.60) to ($1.90)

For the full fiscal year 2023, the Company expects:

•	Net sales in the range of $1.62 billion to $1.66 billion, representing a decrease in the low to mid-single digit percentage range as compared to the prior fiscal year
•	Adjusted operating income in the range of 3.5% to 4.0% of net sales
•	Adjusted net earnings per diluted share in the range of $2.50 to $3.00

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Additional details underlying the Company’s outlook for the first quarter and full year 2023 will be provided on the conference call and will also be available in the conference call transcript which will be posted on our website. An audio archive will also be available on the Company’s website.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Please refer to the “Reconciliation of Non-GAAP Financial Information to GAAP” later in this press release, which sets forth the non-operating adjustments for the 13- and 52-week periods ended January 28, 2023, and January 29, 2022.

Conference Call Information

The Children’s Place will host a conference call on Thursday, March 16, 2023 at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year fiscal 2022 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio transcript will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, “Gymboree”, “Sugar & Jade” and “PJ Place” brand names. The Company has online stores at www.childrensplace.com, www.gymboree.com, www.sugarandjade.com and www.pjplace.com and, as of January 28, 2023, the Company had 613 stores in the United States, Canada, and Puerto Rico and the Company’s five international franchise partners had 220 international points of distribution in 15 countries.

Forward Looking Statements

 This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2022. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases in inputs through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$456,126	$507,803	$1,708,482	$1,915,364
Cost of sales	376,402	313,961	1,194,320	1,120,624
Gross profit	79,724	193,842	514,162	794,740
Selling, general and administrative expenses	130,494	121,248	460,972	459,169
Depreciation and amortization	12,145	14,260	51,464	58,417
Asset impairment charges	1,877	252	3,256	1,506
Operating income (loss)	(64,792)	58,082	(1,530)	275,648
Interest expense, net	(5,152)	(5,552)	(13,232)	(18,618)
Income (loss) before provision (benefit) for income taxes	(69,944)	52,530	(14,762)	257,030
Provision (benefit) for income taxes	(19,419)	13,527	(13,624)	69,859
Net income (loss)	$(50,525)	$39,003	$(1,138)	$187,171

Earnings (loss) per common share
Basic	$(4.10)	$2.73	$(0.09)	$12.82
Diluted	$(4.10)	$2.68	$(0.09)	$12.59

Weighted average common shares outstanding
Basic	12,332	14,269	13,041	14,597
Diluted	12,332	14,543	13,041	14,870

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income (loss)	$(50,525)	$39,003	$(1,138)	$187,171

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	—	135	—	3,085
Restructuring costs	702	1,127	1,897	2,345
Accelerated depreciation	—	584	746	2,858
Fleet optimization	873	1,031	1,215	2,375
Contract termination costs	—	—	—	750
Professional and consulting fees	—	—	721	—
Asset impairment charges	1,877	252	3,256	1,506
Loss on debt refinancing	—	3,679	—	3,679
Provision for foreign settlement	—	—	375	—
Legal reserve	375	—	375	—
Aggregate impact of non-GAAP adjustments	3,827	6,808	8,585	16,598
Income tax effect(1)	(995)	(1,851)	(2,162)	(4,523)
Settlement of tax examination	—	—	(6,379)	—
Net impact of non-GAAP adjustments	2,832	4,957	44	12,075

Adjusted net income (loss)	$(47,693)	$43,960	$(1,094)	$199,246

GAAP net income (loss) per common share	$(4.10)	$2.68	$(0.09)	$12.59

Adjusted net income (loss) per common share	$(3.87)	$3.02	$(0.08)	$13.40

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Fourth Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Operating income (loss)	$(64,792)	$58,082	$(1,530)	$275,648

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	—	135	—	3,085
Restructuring costs	702	1,127	1,897	2,345
Accelerated depreciation	—	584	746	2,858
Fleet optimization	873	1,031	1,215	2,375
Contract termination costs	—	—	—	750
Professional and consulting fees	—	—	721	—
Asset impairment charges	1,877	252	3,256	1,506
Provision for foreign settlement	—	—	375	—
Legal reserve	375	—	375	—
Aggregate impact of non-GAAP adjustments	3,827	3,129	8,585	12,919

Adjusted operating income (loss)	$(60,965)	$61,211	$7,055	$288,567

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Gross profit	$79,724	$193,842	$514,162	$794,740

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	—	55	—	1,442
Fleet optimization	—	—	(621)	—
Aggregate impact of non-GAAP adjustments	—	55	(621)	1,442

Adjusted gross profit	$79,724	$193,897	$513,541	$796,182

	Fourth Quarter Ended		Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Selling, general and administrative expenses	$130,494	$121,248	$460,972	$459,169

Non-GAAP adjustments:
Incremental COVID-19 operating expenses	—	(80)	—	(1,643)
Restructuring costs	(702)	(1,127)	(1,897)	(2,345)
Fleet optimization	(873)	(1,031)	(1,836)	(2,375)
Provision for foreign settlement	—	—	(375)	—
Contract termination costs	—	—	(721)	(750)
Legal reserve	(375)	—	(375)	—
Aggregate impact of non-GAAP adjustments	(1,950)	(2,238)	(5,204)	(7,113)

Adjusted selling, general and administrative expenses	$128,544	$119,010	$455,768	$452,056

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 28, 2023	January 29, 2022*
Assets:
Cash and cash equivalents	$16,689	$54,787
Accounts receivable	49,584	21,863
Inventories	447,795	428,813
Prepaid expenses and other current assets	47,875	76,075
Total current assets	561,943	581,538

Property and equipment, net	149,874	155,006
Right-of-use assets	155,481	194,653
Tradenames, net	70,891	71,692
Other assets, net	48,092	34,571
Total assets	$986,281	$1,037,460

Liabilities and Stockholders' Equity:
Revolving loan	$286,990	$175,318
Accounts payable	177,147	183,758
Current portion of operating lease liabilities	78,576	91,097
Accrued expenses and other current liabilities	105,672	141,653
Total current liabilities	648,385	591,826

Long-term debt	49,752	49,685
Long-term portion of operating lease liabilities	96,482	134,761
Other long-term liabilities	33,184	35,716
Total liabilities	827,803	811,988

Stockholders' equity	158,478	225,472
Total liabilities and stockholders' equity	$986,281	$1,037,460

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	January 28, 2023	January 29, 2022
Net income (loss)	$(1,138)	$187,171
Non-cash adjustments	159,732	222,341
Working capital	(166,812)	(276,236)
Net cash provided by (used in) operating activities	(8,218)	133,276

Net cash used in investing activities	(45,948)	(29,290)

Net cash provided by (used in) financing activities	17,056	(112,741)

Effect of exchange rate changes on cash and cash equivalents	(988)	(6)

Net decrease in cash and cash equivalents	(38,098)	(8,761)

Cash and cash equivalents, beginning of period	54,787	63,548

Cash and cash equivalents, end of period	$16,689	$54,787

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